UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2014

Gepco, Ltd.

(Name of small business issuer specified in its charter)

Nevada	000-53559	80-0214025
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

9025 Carlton Hills Blvd Ste. B

Santee, CA 92071

(Address of principal executive offices)

909-708-4303

(Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c )

Item 5.02 ELECTION OF DIRECTOR

On August 15, 2014, pursuant to a unanimous written consent in lieu of a meeting, the Board of Directors of Gepco, Ltd. (the “Company”) appointed Emilio D. Bacardi as a director, to serve until his successor is duly elected and qualifies or his resignation. The Company deemed the appointment of Mr. Bacardi to be appropriate due to his longstanding experience in the finance industry. The biography for Mr. Bacardi is below:

Emilio D. Bacardi is currently a Managing Partner of Beverly Wilshire Group Inc., a position which commenced in April 2014. From 1996-2004 Mr. Bacardi served as a Mergers and Acquisitions Director for Lehman Brothers in New York, NY where he acquired extensive experience in mergers and acquisitions as well as fundraising. From 2004-2010 Mr. Bacardi was a Junior Partner at Provident Group in New York, and in such capacity, he was a mergers and acquisitions specialist. From 2010-2014 Mr. Bacardi worked as an independent consultant for various commercial concerns to which he brought his resources and contacts to assist those businesses in doing business in Puerto Rico. Through his connections, he was able to assist his clients in working with governmental agencies in Puerto Rico and also privately to transition those clients to owning and running successful operations, both at the parent and subsidiary level, in Puerto Rico. While he worked with businesses in various fields, he focused primarily on the wind energy sector. Throughout his career he has raised millions of dollars for alternative energy, technology, retail, consumer products, hospitality & entertainment projects as well as funding both private and public companies. His presence within the non-profit world is well known as he regularly participates in fundraising for and organizing events. Mr. Bacardi has a BA degree in Economics from the United States Naval Academy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEPCO, LTD.

Dated: August 18, 2014	By:	/s/ Trisha Malone
Trisha Malone Chief Financial Officer

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